UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

September 27, 2017
Date of Report (Date of Earliest Event Reported)

Sotheby's
(Exact name of registrant as specified in its charter)

Delaware	1-9750	38-2478409
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1334 York Avenue
New York, NY		10021
(Address of principal executive offices)		(Zip Code)
(212) 606-7000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
Sotheby's (the “Company”) and certain of its wholly-owned subsidiaries are parties to a credit agreement dated August 22, 2014, with an international syndicate of lenders which provides for separate dedicated revolving credit facilities for its Agency segment (the “Agency Credit Facility”) and Sotheby’s Financial Services (or “SFS”) (the “SFS Credit Facility”) (together, as amended, the “Credit Agreement”). The SFS Credit Facility is used primarily for the working capital and other general corporate needs of SFS, including for the funding of client loans. The Credit Agreement has a maturity date of August 22, 2020.
The maximum aggregate borrowing capacity of the Credit Agreement, which is subject to a borrowing base, is approximately $1.335 billion, with $300 million committed to the Agency segment and $1.035 billion committed to SFS. On September 27, 2017, the Company provided notice to the lenders to reduce the borrowing capacity of the SFS Credit Facility by $235 million to $800 million effective October 2, 2017.  This reduction, which was entirely at the Company’s option and part of an ongoing commitment to allocate capital wisely, was executed in order to reduce facility fees for borrowing capacity that cannot be used due to secured debt limits under its $300 million 5.25% Senior Notes. Taking into account this reduction, management believes it has more than adequate capacity to support the potential future growth of the SFS loan portfolio through the life of the remaining SFS Credit Facility.
FORWARD LOOKING STATEMENTS
This Form 8-K contains certain forward looking statements, as such term is defined in Section 21E of the Securities Exchange Act of 1934, as amended, relating to future events and the financial performance of the Company.  Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performance will differ materially from such predictions.  Other considerations, which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the global economy and financial markets, political conditions in various countries, competition with other auction houses and art dealers, the amount and quality of property available for consignment and the marketability at auction of such property.  Please refer to our most recently filed Form 10-K for a complete list of Risk Factors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOTHEBY'S

By:	/s/ David G. Schwartz

David G. Schwartz
Senior Vice President,
Chief Securities Counsel and Corporate Secretary

Date:	October 2, 2017

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